Nicor Inc.
Exhibit 10.02
Form 8-K

NICOR INC.

FIRST AMENDMENT TO

NICOR INC. STOCK DEFERRAL PLAN
(Governing Post-2004 Benefits)

This Amendment (the “Amendment”) to the Nicor Inc. Stock Deferral Plan governing post-2004 benefits is effective as of July 23, 2009.  All capitalized terms used in this Amendment but not defined herein shall have the meanings assigned to such terms in the Plan (as defined below).

WHEREAS, Nicor Inc. (the “Company”) adopted the Nicor Inc. Stock Deferral Plan, as amended and restated for post-2004 benefits effective January 1, 2008 (the “Plan”).

WHEREAS, pursuant to Section 6 of the Plan, the compensation committee (the “Committee”) of the board of directors of the Company may from time to time amend the provisions of the Plan;

WHEREAS, the Committee has determined that it is appropriate to amend the provisions of the Plan as a result of the application of Section 457A of the Code to amounts deferred under the Plan by certain Participants;

NOW, THEREFORE, the Plan is hereby amended by adding a new SECTION 8 entitled “Code Section 457A” to read in its entirety as follows:

“8.1           Section 457A Compliance.  It is the intent of the Company that no amounts or awards may be deferred under this Plan if such amounts or awards are subject to taxation under Section 457A of the Code (“Section 457A”) prior to the taxable year in which such amounts or awards are distributed to Participants.  Accordingly, notwithstanding any provision of this Plan to the contrary, the following provisions shall apply to each employee of a direct or indirect subsidiary of the Company that is a “nonqualified entity” within the meaning of Section 457A (each a “Disqualified Participant”):

(a)           Effective as of January 1, 2009, no Disqualified Participant shall be eligible to defer any amounts or awards under this Plan and any Deferral Elections that have been made by a Disqualified Participant shall be deemed null and void to the extent such Deferral Elections relate to amounts or awards that are unvested as of December 31, 2008 and which are attributable to services performed after December 31, 2008, within the meaning of Section 457A and applicable Department of Treasury guidance, and such amounts or awards shall not be deferred under this Plan.

(b)           All Stock Units credited to a Disqualified Participant’s account for service prior to January 1, 2009, shall be distributed to such Participant no later than December 31, 2017, and each such Disqualified Participant shall be allowed to modify his or her Distribution Election accordingly, provided such change in

Distribution Election is in writing and effective on or before December 31, 2011.  If no new Distribution Election is filed in writing prior to December 31, 2011, or such changed Distribution Election provides for distribution of the Disqualified Participant’s Stock Units after December 31, 2017, then the Distribution Election as on file as of December 31, 2008 shall govern.”

FURTHER, this First Amendment to the Plan shall be effective on the date approved by the Committee unless otherwise specified herein.

In all other respects, the Plan, as amended by this First Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing, the Company has caused this Amendment to be executed by a duly authorized officer as of the date first set forth above.

                    NICOR INC.

                    By: /s/ CLAUDIA COLALILLO
                  Claudia Colalillo
                  Senior Vice President Human Resources
                  and Corporate Communications